Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated December 11, 2008

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233P2W5

Pricing Date:		December 11, 2008

Settlement Date :	December 16, 2008

Maturity Date:		December 18, 2009

Principal Amount:	$20,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Commission:		0.03%

All-in Price to Issuer:  99.97%

Net Proceeds to Issuer:	$19,994,000

Coupon:			Fixed Rate

Coupon Rate:		2.70%

Interest Payment Frequency:  Semi-annual

Initial Interest Payment Date:  June 18, 2009 (long first coupon)

Interest Payment Dates:	June 18, 2009 and December 18, 2009

Day Count Convention:	30/360

Business Day Convention:  Following, unadjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Morgan Stanley & Co. Incorporated

DTC Number:		#050

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

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